UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 3, 2018

Adamant DRI Processing and Minerals Group

(Exact name of registrant as specified in its charter)

Nevada	000-49729	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Chunshugou Luanzhuang Village

Zhuolu County, Zhangjiakou

Hebei Province, China

(Address of principal executive offices)

Registrant’s telephone number, including area code: 86 313-6732526

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 3, 2018, the Company accepted the resignation of Zhenting Deng from the Board of Directors of the Company and from his position as Chief Financial Officer of the Company. There were no disagreements between the Company and Mr. Deng which led to his resignation.

On September 3, at the request of the Company Changkui Zhu resigned from his position as President/Chief Executive Officer of the Company. Concurrently with the resignation of Mr. Zhu, the Company appointed Ethan Chuang as a member of the board of directors of the Company and as the President and Chief Financial Officer of the Company.

Ethan Chuang served as a director of Aixin Life International, Inc. from January to December 2017 and as President and Chief Executive Officer of Aixin from January 2016 to February 2, 2017. Mr. Chuang joined China Concentric Capital Group, a private company engaged in assisting businesses in China in transitioning to the United States, in 2010 and has served as Vice President of China Concentric since March 2012 and a director from March 2012 through May 2015. China Concentric is a private consulting firm that provides strategic management and advisory services to China-based companies. In his role with China Concentric, he has served as a team leader overseeing the evaluations and implementation of mergers and acquisitions, due diligence, and financial planning. Mr. Chuang was Vice President of Investor Relations of Gulf Resources Inc. from August 2007 to October 2009. Mr. Chuang received his MBA degree from California State Long Beach University in 2006.

The Company and Mr. Chuang have yet to agree upon Mr. Chuang’s compensation.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADAMANT DRI PROCESSING AND MINERALS GROUP

Date: September 28, 2018	By:	/s/ Ethan Chuang
Ethan Chuang Chief Executive Officer (Principal Executive Officer

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